UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2013

HD SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35979	26-0486780
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

3100 Cumberland Boulevard Suite 1480, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 852-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) On August 27, 2013, the board of directors (the “Board”) of HD Supply Holdings, Inc. (the “Company”) accepted the resignation of Mr. Lew Klessel from the Board and related responsibilities on the Audit and Executive Committees to allow for the appointment of an independent director.

(c) On the same date, upon recommendation from the Board’s Nominating and Corporate Governance Committee, the Board approved to increase its membership to 11 directors and appointed Betsy S. Atkins to the Board and to the Board’s Compensation Committee, appointed Patrick R. McNamee to the Board and to the Board’s Audit Committee, and appointed Paul B. Edgerley to replace Mr. Klessel on the Board’s Executive Committee. The Board has determined that Ms. Atkins and Mr. McNamee are independent directors. Pursuant to the applicable independence requirements of the NASDAQ Stock Market and the Securities Exchange Act of 1934 (the “Exchange Act”), (i) each of Mr. McNamee and Ms. Atkins is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of his or her independent judgment as a member of the Board or preclude Mr. McNamee or Ms. Atkins from serving as member of the Audit Committee, as applicable, and (ii) each of Mr. McNamee and Ms. Atkins qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended and as a “non-employee director” under Rule 10A-3 of the Exchange Act for purposes of serving on the Compensation Committee, as applicable. The appointments will be effective September 1, 2013. Ms. Atkins will serve as a Class II director, which class will stand for re-election at the 2015 annual meeting of stockholders and Mr. McNamee will serve as a Class III director, which class will stand for re-election at the 2016 annual meeting of stockholders.

Betsy S. Atkins, 60, currently serves as chairperson of Trapezoid Digital Security Services, a digital security company focusing on hardware trust for enterprise and cloud environments. She served as chief executive officer of Baja Ventures, an independent venture capital firm focused on the technology, renewable energy and life sciences industry, from 1991 through 2008. In 2009, Ms. Atkins served as chief executive officer and chairman of Clear Standards, Inc., which developed SaaS enterprise level software monitoring carbon emissions, prior to its sale to SAP AG. She previously served as chairperson and chief executive officer of NCI, Inc., a food manufacturer creating Nutraceutical and Functional Food products, from 1991 through 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies in 1999. Ms. Atkins currently serves on the board of directors of Polycom, Inc. and Schneider Electric, SA. Ms. Atkins has extensive public board experience, including most recently, SunPower Corporation (2005-2012); Reynolds American, Inc. (2004-2010); Chico’s FAS, Inc. (2004-2013); and Towers Watson & Co. (2010). Ms. Atkins has significant entrepreneurial and operational experience with companies in a high growth phase, and she also brings to the Board extensive knowledge in the areas of executive compensation and corporate governance. She holds a Bachelor of Arts from the University of Massachusetts.

Patrick R. McNamee McNamee, 52, is executive vice president and chief operating officer of Express Scripts Holding Company, a pharmacy benefit management company. He joined Express Scripts in 2005 as senior vice president and chief information officer, expanding his role to its current scope in 2007. Prior to joining Express Scripts, Mr. McNamee worked for Misys Healthcare Systems, a healthcare technology company, as president and chief executive officer, Physician Systems, from September 2003 to February 2005. Mr. McNamee was employed by various subsidiaries of General Electric Corporation from July 1989 to September 2003, including as president and chief executive officer, GE Surgery, GE Medical Systems, from July 2002 to September 2003; chief information officer and chief quality officer, NBC, from March 2001 to July 2002; and chief information officer and general manager of e-Business, GE Transportation Systems, from March 1999 to March 2001. Mr. McNamee brings to the Board exceptional strategic leadership and a unique combination of business savvy and information technology experience across a variety of industries. He attended Marquette University and holds a bachelor’s degree and master’s degree in biomedical engineering.

Ms. Atkins and Mr. McNamee will participate in the Company’s standard outside director compensation program, filed as Exhibit 10.59 to the Company’s registration statement on Form S-1/A filed on June 13, 2013 (the “S-1”), including a pro-rated annual equity retainer based on the date they join the Board, under the same terms and conditions as provided in the form of Director Restricted Stock Unit Agreement filed as Exhibit 10.57 to the S-1. Ms. Atkins and Mr. McNamee entered into the Company’s standard indemnification agreement, as described in the S-1.

There are no family relationships between Ms. Atkins or Mr. McNamee and any officer or other director of the Company or any related party transactions involving Ms. Atkins or Mr. McNamee. There is no arrangement or understanding between Ms. Atkins or Mr. McNamee and any other person pursuant to which either was selected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2013	HD Supply Holdings, Inc.

	By:	/s/ Ricardo J. Nuñez
Ricardo J. Nuñez
Senior Vice President, General Counsel and Corporate Secretary